EXHIBIT 99

FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 18, 2004

HURCO REPORTS THIRD QUARTER 2004 RESULTS
INDIANAPOLIS, INDIANA, — August 18, 2004—Hurco Companies, Inc. (Nasdaq:HURC) today announced that for its third fiscal quarter, which ended July 31, 2004, it recorded net income of $1,582,000, or $.25 per share, compared to $331,000, or $.06 per share, for the corresponding quarter of 2003. For the first nine months of fiscal 2004, Hurco recorded net income of $3,988,000, or $.67 per share, compared to a net loss of $112,000, or $.02 per share, for the corresponding 2003 period.
The Company attributed the dramatic improvement in its operating results to a substantial increase in its sales of computerized machine tools, due primarily to strong demand for its new machine tool models introduced over the past two years and improving market conditions, particularly in the United States and Southeast Asia. The improved results also reflected the favorable effects of stronger European currencies during the 2004 period, which resulted in a more favorable average exchange rate when translating foreign currencies into U.S. dollars for financial reporting purposes.
Sales and service fees for the third quarter of fiscal 2004 were $23,748,000, an increase of $5,394,000, or 29%, over the corresponding quarter of 2003. Approximately 67% of Hurco’s sales during the 2004 period were made outside the United States and were denominated in local currencies (primarily the Euro and Pound Sterling). As a result, approximately $1,000,000 of the increase was attributable to the favorable effects of currency translation.
New order bookings for the third quarter of fiscal 2004 were $27,448,000, an increase of $8,539,000, or 45%, over the third quarter of 2003. Approximately $1,200,000 of the increase was attributable to the favorable effects of currency translation. Orders increased 54% in the United States, 33% in Europe and 244% in Asia. For the nine months ended July 31, 2004, new orders increased $19,995,000, or 38%, over the 2003 period. Backlog was $11,104,000 at July 31, 2004, compared to $7,392,000 at April 30, 2004., and $8,153,000 at October 31, 2003.
Hurco’s gross margin for the third quarter of fiscal 2004 was 30.8% compared to 27.6% for the prior year period. The improvement reflected the benefits of higher unit sales and stronger European currencies. Selling, general and administrative expenses were $5,241,000 for the 2004 period, an increase of $909,000 over the amount recorded for the corresponding 2003 period.
Total debt was $4,953,000 at July 31, 2004, and represented 12% of the Company’s total capitalization, which aggregated $40,859,000. As of July 31, 2004, the Company had unutilized credit facilities of  $12,211,000 available for direct borrowing or commercial letters of credit.
Michael Doar, Chief Executive Officer, stated, "We are encouraged by the financial results achieved in the third quarter. Order intake in the United States and Asia continues to be strong while order rates in Europe improved considerably in the third quarter. Our lower-priced VM product line introduced nearly two years ago continues to generate significant orders. To meet customer demand, we have increased our inventories of finished products and are increasing our production capacity. We look forward to introducing new machine tool models at the International Manufacturing Technology Show in September, including a series of turning centers (lathes), a first for Hurco, that will broaden our product lines and the markets we can serve. ”
Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: Roger J. Wolf
Sr. Vice President & CFO
317-293-5319

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended July 31,		Nine Months Ended July 31,

	2004	2003	2004	2003

	(unaudited)		(unaudited)
Sales and service fees	$23,748	$18,354	$70,721	$51,760

Cost of sales and service	16,435	13,280	49,464	37,564

Gross profit	7,313	5,074	21,257	14,196

Selling, general and administrative expenses	5,241	4,332	15,295	13,323

Operating income	2,072	742	5,962	873

Interest expense	113	167	374	476

Variable Option Expense	-	-	322	-

Other income (expense), net	28	(43)	(119)	5

Income before taxes	1,987	532	5,147	402

Provision for income taxes	405	201	1,159	514

Net income (loss)	$1,582	$331	$3,988	$(112)

Earnings (loss) per common share

Basic	$0.27	$0.06	$0.70	$(0.02)

Diluted	$0.25	$0.06	$0.67	$(0.02)

Weighted average common shares outstanding
Basic	5,882	5,583	5,722	5,583

Diluted	6,204	5,630	5,964	5,583

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,

Operating Data:	2004	2003	2004	2003

	(unaudited)		(unaudited )
Gross margin	30.8%	27.6%	30.1%	27.4%

SG&A expense as a percentage of sales	22.1%	23.6%	21.6%	25.7%

Operating income as a percentage of sales	8.7%	4.0%	8.4%	1.7%

Income before taxes as a percentage of sales	8.4%	2.9%	7.3%	0.8%

Depreciation	291	358	932	1,073

Capital expenditures	742	338	1,732	835

Balance Sheet Data:	7/31/2004	7/31/2003

Working capital (excluding short term debt)	$24,698	$23,448

Days sales outstanding	45	45

Inventory turns	2.5	1.9

Capitalization
Total debt	$4,953	$10,334
Shareholders' equity	35,906	27,986

Total	$40,859	$38,320

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	July 31,	October 31,
	2004	2003

	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$6,564	$5,289
Cash - restricted	-	622
Accounts receivable	14,351	12,823
Inventories	27,393	22,247
Other	2,171	1,409

Total current assets	50,479	42,390

Property and equipment:
Land	761	761
Building	7,242	7,239
Machinery and equipment	10,908	10,568
Leasehold improvements	648	544

	19,559	19,112
Less accumulated depreciation and amortization	(11,131)	(10,730)

	8,428	8,382

Software development costs, less amortization	2,686	1,922
Investments and other assets	5,599	5,264

	$67,192	$57,958

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,746	$9,461
Accrued expenses	9,035	10,048
Current portion of long-term debt	315	645

Total current liabilities	26,096	20,154

Non-current liabilities:
Long-term debt	4,638	8,577
Deferred credits and other obligations	552	486

Total liabilities	31,286	29,217

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 5,953,694 and
5,575,987 shares issued, respectively	595	557
Additional paid-in capital	46,495	44,695
Accumulated deficit	(5,723)	(9,711)
Accumulated other comprehensive income	(5,461)	(6,800)

Total shareholders' equity	35,906	28,741

	$67,192	$57,958